Mary H. Fragola, Esq. Assistant General Counsel [Admitted to practice in New York]	Pitney Bowes Inc. One Elmcroft Road MSC 63-39 Stamford, CT 06926-0700 T: 203.351.6960 F: 203.617.6727 Mary.fragola@pb.com www.pb.com

Exhibit 5

August 13, 2009

Pitney Bowes Inc.
1 Elmcroft Road
Stamford, CT 06926-0700

Re:	Proposed Offering of up to 1,000,000 Shares of Common Stock Pursuant to the Pitney Bowes Inc. Dividend Reinvestment Plan

Ladies and Gentlemen:

I refer to an aggregate of 1,000,000 shares of Common Stock, par value $1.00 per share (the “Shares”), of Pitney Bowes Inc., a Delaware corporation (the “Company”), which are the subject of a registration statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Shares of Common Stock (the “Shares”) subject to the Registration Statement are to be issued under the Pitney Bowes Inc. Dividend Reinvestment Plan (the “Plan”).

For purpose of rendering this opinion, I have made such factual and legal examination as I deemed necessary under the circumstances, and in that connection I have examined, among other things, originals or copies of the following:

          (1) Restated Certificate of Incorporation of Pitney Bowes Inc. dated May 29, 1996 (incorporated by reference to Exhibit 3 of the Company’s Form 10-Q for the quarter ended June 30, 1996, as filed on August 14, 1996) and Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit (i) to Form 10-K for the fiscal year ended December 31, 1997, as filed on March 27, 1998);

          (2) Pitney Bowes Inc. Amended and Restated By-laws (incorporated by reference to Exhibit (3)(ii) of the Company’s Form 10Q for the quarter ended June 30, 2007, as filed on August 6, 2007);

          (3) The description of the Shares set forth under the caption “Description of Common Stock” in the Company’s registration statement on Form S-3/A, filed with the Commission on February 2, 2005, File No.: 333-120525;

          (4) The Plan; and

          (5) Such records of the corporate proceedings of the Company, such certificates and assurances from public officials, officers and representatives of the Company, and such other documents as we have considered necessary or appropriate for the purpose of rendering this opinion.

In rendering the opinion expressed below, I have assumed:

          (a) The genuineness of all signatures on, and the authenticity of, all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. With respect to agreements and instruments executed by natural persons, I have assumed the legal competency of such persons.

          (b) There are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based upon my examination mentioned above, I am of the opinion that the Shares have been validly authorized for issuance and, when issued and sold in accordance with the terms set forth in the Plan and the payment therefore has been received, and when the Registration Statement has become effective under the Act, the Shares so issued will be legally issued and will be fully paid and nonassessable.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:

          A. My opinions set forth herein are limited to the effect of the present corporate laws of the State of Delaware and to the present judicial interpretations thereof and to the facts as they presently exist. Although I am not admitted to practice in the State of Delaware, I am familiar with the Delaware General Corporation Law and have made such investigation thereof as I deemed necessary for the purpose of rendering the opinion contained herein. I assume no obligation to revise or supplement my opinions should the present laws, or the interpretation thereof, be changed or to revise or supplement these opinions in respect of any circumstances or events that occur subsequent to the date hereof.

          B. My opinions set forth herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies.

          C. I express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plan of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plan relating to indemnification, exculpation or contribution.

This opinion may be filed as an exhibit to the Registration Statement. Consent is also give to the reference to me under the caption “Legal Matters” in the prospectus contained in or incorporated by reference to the Registration Statement. In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mary Fragola
Mary Fragola

Assistant General Counsel